Exhibit 23.2

CONSENT OF HOULIHAN CAPITAL ADVISORS, LLC

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our valuation reports dated December 31, 2010 and March 31, 2011 relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. (the “Company”) as of December 31, 2010 and March 31, 2011, which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, respectively.

Houlihan Capital Advisors, LLC

June 13, 2011